Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

Media Contact:	News Release Lauren C. Steele Senior VP - Corporate Affairs 704-557-4551
Investor Contact:	James E. Harris Senior VP - Shared Services & CFO 704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE

March 4, 2015	Quoted: The NASDAQ Stock Market (Global Select Market)

Coca-Cola Bottling Co. Consolidated Reports

Fiscal Year and Fourth Quarter 2014 Results

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $31.4 million, or basic net income per share of $3.38, on net sales of $1.7 billion for fiscal 2014, compared to net income of $27.7 million, or basic net income per share of $2.99, on net sales of $1.6 billion for fiscal 2013.

The results for 2014 included:

•	$7.9 million of after-tax expenses ($12.9 million on a pre-tax basis) related to franchise territory expansion,

•	$45.1 million in net sales and $2.1 million of after-tax operating income ($3.4 million on a pre-tax basis) related to territories acquired during 2014, and

•	$0.5 million of after-tax losses due to other adjustments, including fair value adjustments of acquisition-related contingent consideration and gains related to certain tax changes.

The results for 2013 included:

•	$7.3 million of after-tax losses ($12.0 million on a pre-tax basis) due to a lump-sum pension buy-out,

•	$3.1 million of after-tax expenses ($5.0 million on a pre-tax basis) related to franchise territory expansion,

•	$2.3 million of decrease to income tax expense due to legislation requiring a change in the blended deferred state income tax rate, and

•	$0.9 million of after-tax income due to other adjustments, including mark-to-market adjustments on commodity hedges and certain other tax changes.

On a comparable basis, the Company earned $37.6 million in fiscal 2014, or comparable basic net income per share of $4.05, versus $34.9 million in fiscal 2013, or comparable basic net income per share of $3.77. The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for fiscal 2014 and 2013:

	Fiscal Year
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2014	2013	2014	2013
Reported net income (GAAP)	$31,354	$27,675	$3.38	$2.99

Expenses related to franchise territory expansion, net of tax	7,865	3,051	0.85	0.33
Acquired territory operating income, net of tax	(2,091)	—	(0.23)	—
Settlement charge for lump-sum pension buy-out, net of tax	—	7,317	—	0.79
Change in deferred tax liabilities due to state rate reduction	—	(2,261)	—	(0.25)
Other changes	449	(861)	0.05	(0.09)

Total	6,223	7,246	0.67	0.78

Comparable net income (a)	$37,577	$34,921	$4.05	$3.77

(a)	This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends on a comparable basis for fiscal 2014 and 2013. Management uses this information to review results after excluding items that are not necessarily indicative of ongoing results.

The Company earned net income of $3.0 million, or basic net income per share of $0.32, on net sales of $440.6 million in the fourth quarter of 2014, compared to a net loss of $4.6 million, or basic net loss per share of $0.50, on net sales of $394.3 million in the fourth quarter of 2013.

The fourth quarter results for 2014 included:

•	$3.2 million of after-tax expenses ($5.2 million on a pre-tax basis) related to franchise territory expansion,

•	$29.0 million in net sales and $1.2 million of after-tax operating income ($1.9 million on a pre-tax basis) related to territories acquired during 2014, and

•	$0.9 million of after-tax losses due to other adjustments, including fair value adjustments to acquisition-related contingent consideration, mark-to-market adjustments on commodity hedges and other income tax changes.

The fourth quarter results for 2013 included:

•	$1.1 million of after-tax expenses ($1.7 million on a pre-tax basis) related to franchise territory expansion,

•	$7.3 million of after-tax losses ($12.0 million on a pre-tax basis) due to early settlement of certain pension obligations, and

•	$0.3 million of after-tax losses due to other adjustments, including certain tax changes.

On a comparable basis, the Company earned $5.9 million in the fourth quarter of fiscal 2014, or comparable basic net income per share of $0.64, versus $4.1 million in the fourth quarter of fiscal 2013, or comparable basic net income per share of $0.45. The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the fourth quarters of fiscal 2014 and 2013:

	Fourth Quarter
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2014	2013	2014	2013
Reported net income (GAAP)	$2,990	$(4,585)	$0.32	$(0.50)

Expenses related to franchise territory expansion, net of tax	3,185	1,065	0.34	0.12
Acquired territory operating income, net of tax	(1,159)	—	(0.12)	—
Settlement charge for lump-sum pension buy-out, net of tax	—	7,317	—	0.79
Other changes	906	325	0.10	0.04

Total	2,932	8,707	0.32	0.95

Comparable net income (a)	$5,922	$4,122	$0.64	$0.45

(a)	This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends on a comparable basis for the fourth quarters of 2014 and 2013. Management uses this information to review results after excluding items that are not necessarily indicative of ongoing results.

Frank Harrison, Chairman and CEO, said, “We are very pleased with our accomplishments in 2014, which was a transformational year for the Company. We completed the transitions of the refranchised territory in Tennessee from The Coca-Cola Company and have reached final definitive agreements covering all of the additional territory in Tennessee, Kentucky and Indiana outlined in our April 2013 Letter of Intent. We are excited to have the privilege to serve the customers, consumers, employees, and communities in these areas, and we are thankful for all of our more than 7,000 employees and the outstanding work they continue to do.”

Hank Flint, President and COO, added, “During 2014, we began to see results of the investments we have been making in our business to grow operational capabilities and drive long-term growth in our key operating metrics. Our total revenues on a comparable basis, which excludes new distribution territory acquired in 2014, grew by 3.7%. This revenue growth was driven by solid volume growth of 2.7% and pricing increases of approximately 1.2%. Our results for 2014 were positively impacted by favorable trends in costs of key raw materials throughout the year with lower than projected cost of goods sold. Our earnings for 2014 were negatively impacted by costs related to the work of growing our distribution footprint. Many of these costs are related to acquiring and transitioning new distribution territories, and we do not anticipate they will recur when our new territories become fully integrated into our Company. We are optimistic about the opportunities we see in front of us and believe we are building a bigger and stronger business that will allow us to grow and prosper in the years ahead.”

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; higher than anticipated expenses associated with acquiring and transitioning new distribution territories; our inability to meet requirements under existing and future beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of volatility in the financial markets on access to the credit markets; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 29, 2013 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Fourth Quarter		Fiscal Year
	2014	2013	2014	2013
Net sales	$440,638	$394,337	$1,746,369	$1,641,331
Cost of sales	262,194	235,823	1,041,130	982,691

Gross margin	178,444	158,514	705,239	658,640
Selling, delivery and administrative expenses	164,303	157,454	619,272	584,993

Income from operations	14,141	1,060	85,967	73,647
Interest expense, net	7,373	7,254	29,272	29,403
Other income (expense), net	(1,077)	—	(1,077)	—

Income before income taxes	5,691	(6,194)	55,618	44,244
Income taxes	1,747	(2,408)	19,536	12,142

Net income	3,944	(3,786)	36,082	32,102
Less: Net income attributable to noncontrolling interest	954	799	4,728	4,427

Net income attributable to Coca-Cola Bottling Co. Consolidated	$2,990	$(4,585)	$31,354	$27,675

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$0.32	$(0.50)	$3.38	$2.99

Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,141

Class B Common Stock	$0.32	$(0.50)	$3.38	$2.99

Weighted average number of Class B Common Stock shares outstanding	2,130	2,109	2,126	2,105

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$0.32	$(0.50)	$3.37	$2.98

Weighted average number of Common Stock shares outstanding – assuming dilution	9,311	9,250	9,307	9,286

Class B Common Stock	$0.32	$(0.50)	$3.35	$2.97

Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,170	2,109	2,166	2,145